Exhibit 10.1

The ExOne Company

2018 Annual Incentive Program (“AIP”)

Notice of Inclusion

Upon your signature and return of this Notice, you will be included in The ExOne Company (“Company”) 2018 Annual Incentive Program on the following terms and conditions:

Name of Participant:	[__________]

Target Value of Award (“Award”):	$[__________] or [___]% of Base Salary

Date of Notice:	March 14, 2018

Performance Period:	January 1, 2018 through December 31, 2018

Performance Goals:	See Exhibit A and 2018 AIP Discussion attached

Payment Schedule and Conditions:

Awards and payment will be made following issuance of the Company’s audited financial statements for 2018.   Awards will be subject to the Company’s satisfactory achievement of the Target Performance Goals for 2018 (as determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion); provided that you continue to be employed by the Company through the payment date.   Notwithstanding the foregoing or anything to the contrary in the AIP, the Committee retains discretion to reduce, eliminate or determine the source of any payment or award without regard to any particular factors specified in the AIP.  The interpretation and construction by the Committee of any provisions of the AIP shall be final.

You and the Company agree that your participation is governed by the terms and conditions of the AIP (see attached).  Equity awards when made will be governed by The ExOne Company 2013 Equity Incentive Plan (the “Plan”).

You also agree that the Company may deliver by email all documents relating to the AIP or your participation (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

Participant:	The ExOne Company

By:
[Name]
Title:

The ExOne Company

2018 Annual Incentive Program Terms & Conditions

Defined Terms

Prior to issuance of awards following the close of the Company’s 2018 fiscal year, terms shall be defined by the AIP.  Following any equity issuance pursuant to the AIP, such equity award shall be governed by the Plan and the terms of the Plan shall control.

Form of Payment

Payment of awards shall be delivered in shares of the Company.  Shares will be fully vested on issuance on conditions determined by the Compensation Committee of the Board of Directors (“Committee”).  Notwithstanding the foregoing, the Committee retains discretion to substitute forms of payment of equivalent value to any participant in the AIP.

Payment of Award	No payment (other than required tax withholding) will be required for awards under the AIP.

Performance Conditions

Awards under the AIP are subject to achievement of the Performance Goals described on Exhibit A, which determination shall be made by the Committee following the close of the Company’s 2018 fiscal year.  Notwithstanding the foregoing or anything to the contrary in the AIP or the Plan, the Committee retains discretion to reduce or eliminate any payment or award without regard to any particular factor specified therein. The interpretation and construction of any provisions of the AIP or the Plan shall be final.

The amount of any award shall be determined following the close of the performance period and final determination by the Committee and the ExOne Board of Directors.   The number of shares that you may receive will be determined by dividing the dollar value of your award by the value ExOne shares on the date such determination is made.

Forfeiture	If your employment terminates for any reason, unless the Committee determines otherwise, your participation in the AIP will automatically be forfeited as of your Termination Date.

Leaves of Absence and Part-Time Work

Your employment with or service to the Company will not be Terminated when you go on a military leave, a sick leave, or a leave of absence approved by the Committee of not more than 90 days.

In addition, no Termination will occur if you go on a leave of absence for which continued crediting of service is required by applicable law or the Company’s written leave of absence policy.

A Termination will occur if you do not immediately resume providing services to the Company at the end of any approved or permitted leave of absence.

If you go on a leave of absence, then your participation may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then your participation may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Withholding Taxes

No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of the shares delivered. With the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you, (b) by surrendering shares that you previously acquired or (c) by paying via check. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale

You agree not to sell any shares at a time when applicable laws, Company policies (including but not limited to any stock ownership and/or retention guidelines that may apply to you), or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as the Company may specify.

No Retention Rights

Your inclusion in the AIP does not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your employment at any time, with or without cause.

Applicable Law	This Notice will be interpreted and enforced under the laws of the State of Delaware, without regard to its choice-of-law provisions.

The Plan and Other Agreements

The text of the Plan is incorporated in this Notice by reference, and this Notice is subject to the terms of the Plan with respect to any equity award once made.  This Notice and the Plan constitute the entire understanding between you and the Company regarding this AIP and your participation in the AIP. Any prior agreements, commitments or negotiations concerning the AIP are superseded. This agreement may be amended only by another written agreement between the parties.

By signing the Notice of Inclusion, you agree to all of the

terms and conditions described above and in the Plan.

Exhibit A – Performance Goals for 2018 Annual Incentive Program

Performance Goal	Target Performance Level	Weighting
Revenue Growth 2018 vs 2017	[____________________]	25%
Adjusted EBITDA	[____________________]	25%
Total Cash and Restricted Cash	[____________________]	25%
Shareholder Value	[____________________]	25%

The Target Value of your Award shall be based on the Company’s successful achievement of the above- referenced Performance Goals, subject to adjustment by a multiplier that may decrease or increase the Target Value of your Award depending on the number of Performance Goals achieved as described in the table below.  In no event, may the payment of your Award exceed 125% of the Target Value of your Award.  The Committee retains negative discretion to adjust any payment amounts resulting in a reduction in your final Award.

Multiplier Effect of Performance Goals (Performance-Based Award x Multiplier)

Target Award Value	Number of Goals Achieved	Multiplier	Adjusted Target Award Value
$100,000	0 or 1	50%	$50,000
$100,000	2	75%	$75,000
$100,000	3	100%	$100,000
$100,000	4	125%	$125,000

Performance Goal Definitions

“Adjusted EBITDA” (earnings before interest, taxes, depreciation and amortization) is defined as net income (loss) (as calculated under accounting principles generally accepted in the United States (”GAAP”) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation, and other (income) expense-net.  Added to adjusted EBITDA will also be certain qualifying research and development expenses, Program expenses and other costs.